Filed pursuant to Rule 433
Registration Statement No. 333-150613
Final Term Sheet
November 4, 2009
E. I. du Pont de Nemours and Company
$1,000,000,000 3.250% Senior Notes due 2015
$1,000,000,000 4.625% Senior Notes due 2020

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	3.250% Senior Notes due 2015: (the “Notes due 2015”);
4.625% Senior Notes due 2020: (the “Notes due 2020”)

Trade Date:	November 4, 2009

Settlement Date (T+3 ):	November 9, 2009

Maturity Date:	Notes due 2015: January 15, 2015;
Notes due 2020: January 15, 2020

Aggregate Principal Amount Offered:	Notes due 2015: $1,000,000,000;
Notes due 2020: $1,000,000,000

Price to Public (Issue Price):	Notes due 2015: 99.757% plus accrued interest, if any, from November 9, 2009;
Notes due 2020: 99.585% plus accrued interest, if any, from November 9, 2009

Interest Rate:	Notes due 2015: 3.250% per annum;
Notes due 2020: 4.625% per annum

Interest Payment Dates:	Notes due 2015: Semi-annually on each July 15 and January 15, commencing July 15, 2010;
Notes due 2020: Semi-annually on each July 15 and January 15, commencing July 15, 2010

Optional Redemption:	Notes due 2015: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 15 basis points;

Notes due 2020: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 20 basis points

Joint Bookrunners:	Credit Suisse Securities (USA) LLC,
J.P. Morgan Securities Inc.,

Morgan Stanley & Co. Incorporated
Banc of America Securities LLC,
Citigroup Global Markets Inc.,
Deutsche Bank Securities Inc.,
Goldman, Sachs & Co.,
RBS Securities Inc.,
UBS Securities LLC

Co-Managers:	Barclays Capital Inc.,
BBVA Securities, Inc.,
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.,
ING Financial Markets LLC,
Mitsubishi UFJ Securities (USA), Inc.,
Mizuho Securities USA Inc.,
RBC Capital Markets Corporation,
Santander Investment Securities Inc.,
Scotia Capital (USA) Inc.,
Standard Chartered Bank,
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC

CUSIP:	Notes due 2015: 263534 BY4;
Notes due 2020: 263534 BZ1
Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Credit Suisse Securities (USA) LLC at 1 (800) 221-1037, (ii) J.P. Morgan Securities Inc. at 1 (212) 834-4533 or (iii) Morgan Stanley & Co. Incorporated at 1 (866) 718-1649.